Exhibit 2.4

SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is effective as of the 21st day of July, 2007, among Macquarie FBO Holdings LLC, a Delaware limited liability company (the “Purchaser”), Mercury Air Centers, Inc., a Delaware corporation (the “Company”) and Allied Capital Corporation, a Maryland corporation, as the Seller Representative.

WHEREAS, the Purchaser, the Company, Allied Capital Corporation, Directional Aviation Group, LLC, Kenneth C. Ricci, David Moore and Allied Capital Corporation, as Seller Representative, entered into that certain Stock Purchase Agreement dated April 16, 2007, as amended on June 12, 2007 (the “MAC/Macquarie SPA”); and

WHEREAS, the Purchaser, the Company and the Seller Representative desire to amend the MAC/Macquarie SPA in accordance with Section 9.5 of the MAC/Macquarie SPA to reflect the terms set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    The Recitals set forth above are incorporated herein by this reference thereto as though fully set forth below. Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings assigned to such terms in the MAC/Macquarie SPA.

2.    The Airport Estoppel for the Ft. Wayne, Indiana FBO is hereby deleted from the list of Required Authorities on the Airport Estoppel Schedule.

3.    A new sentence is hereby added to the end of Section 1 of the Excluded Assets Schedule as follows:

“The Purchaser, the Sellers and the Company hereby acknowledge and agree that: (i) the maintenance business operated at the Ft. Wayne, Indiana FBO will not be an Excluded Asset; (ii) all assets related to the operation of the maintenance business at the Ft. Wayne, Indiana FBO will be owned as of the Closing by the Company and/or Mercury Air Center - Ft. Wayne, LLC including employees, contracts and personal property; and (iii) the Hangar Sublease Agreement between Mercury Air Center - Ft. Wayne, LLC and Mercury Air Services, LLC dated as of July 1, 2006 has been terminated pursuant to the Termination of Hangar Sublease Agreement dated as of July 21, 2007.”

4.    Except as provided herein, all other terms and conditions of the MAC/Macquarie SPA shall remain unchanged and in full force and effect and Purchaser’s execution of this Amendment shall not constitute waiver of any breach of any of the representations and warranties of the Sellers or the Company set forth in the Agreement.

5.    The parties hereto may execute this Amendment by facsimile transmission in two or more counterparts (no one of which need contain the signatures of all of the parties hereto), each of which shall be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment effective as of the date first above written.

WITNESS:	MACQUARIE FBO HOLDINGS LLC
By: Macquarie Infrastructure Company Inc. d/b/a Macquarie Infrastructure Company (US), as Managing Member

/s/ Francis T. Joyce _________________________	By: /s/ Peter Stokes Name: PETER STOKES Title: CHIEF EXECUTIVE OFFICER

MERCURY AIR CENTERS, INC.

__________________________	By: /s/ Kenneth C. Ricci Name: KENNETH C. RICCI Title: CHIEF EXECUTIVE OFFICER

ALLIED CAPITAL CORPORATION, as the Seller Representative

/s/ Scott Somer __________________________	By: /s/ Mark F. Raterman Name: MARK F. RATERMAN Title: PRINCIPAL